Exhibit 99.1
[COMPANY LOGO]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
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1099 NORTH MERIDIAN STREET
INDIANAPOLIS, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                      April 27, 2004
       Unaudited First Quarter Report         Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com

                              FOR IMMEDIATE RELEASE

                BALDWIN & LYONS, INC. REPORTS RECORD FIRST QUARTER
                        OPERATING INCOME AND NET INCOME

         INDIANAPOLIS, INDIANA, APRIL 27, 2004--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced record first quarter operating income, defined as net income before capital gains or losses, of $7.1 million, or $.48 per share, compared to the previous first quarter record of $6.1 million, or $.42 per share, for the first quarter of 2003. Capital gains of $3.8 million, or $.26 per share, were realized during the current quarter compared to capital losses of $1.6 million, or $.11 per share in the prior year quarter. Including capital gains, first quarter net income was a record $10.9 million, or $.74 per share, compared to $4.5 million, or $.31 per share, for the first quarter of 2003.

Direct and assumed premiums written increased 13% from the first quarter of 2003, to a record $64.2 million, with the Company's subsidiaries, Protective and Sagamore Insurance Companies, registering gains of 13% and 12%, respectively. Net premiums earned during the first quarter totaled $38.5 million, an increase of 21% from the $31.7 million reported for the first quarter of 2003.

Pre-tax investment income declined 6% from the 2003 first quarter. Average invested assets increased 12% from the prior year resulting from positive cash flow; however, overall pretax yields declined 14% reflecting lower available rates, some shifting to tax exempt bonds and a shortening of average maturities this quarter in the belief that meaningful interest rate increases are imminent.

The consolidated combined ratio of 92.4% produced an underwriting gain of $2.9 million compared to a combined ratio of 91.9% and an underwriting gain of $2.6 million for the first quarter of 2003. The consolidated loss and loss expense ratio increased marginally from 64.7% in the prior year period to 65.6%. The consolidated underwriting expense ratio of 26.8% compares to 27.2% for the 2003 first quarter. With the exception of small business workers' compensation, which showed improved results, all products had an underwriting profit for the quarter.

Shareholders' equity increased $4.0 million from December 31, 2003 even though record dividends of $.50 per share ($.10 regular and $.40 extra) were paid in the quarter. Book value per common share outstanding increased to $22.28 at March 31, 2004, an increase of $.28, or 1.3%, from year end 2003.

CONFERENCE CALL INFORMATION:

Baldwin & Lyons, Inc. has scheduled a conference call for April 28, 2004 at 11:00 AM ET (New York Time) to discuss results for the first quarter ended March 31, 2004. To gain access to the webcast of this call, please log on to HTTP://WWW.VIAVID.NET/DEFAULT.ASPX at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until July 28, 2004.



You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

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To participate via teleconference, investors may dial 877-780-2271 (U.S./Canada)
or 973-582-2737 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 5, 2004 by calling 877-519-4471 or 973-341-3080 and referencing passcode 4557017.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.


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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                     Three Months Ended
                                                          March 31,
                                                 ---------------------------
                                                     2004            2003
                                                 ------------    -----------
Operating revenue                                    $43,575        $36,576
Realized gains (losses)                                5,818         (2,452)
                                                 ------------    -----------

                                TOTAL REVENUE        $49,393        $34,124
                                                 ============    ===========

Income before realized capital transactions          $ 7,117        $ 6,126
Realized net gains (losses) on investments,
   net of federal income taxes                         3,782         (1,594)
                                                 ------------    -----------

                                   NET INCOME        $10,899        $ 4,532
                                                 ============    ===========

Per share data - diluted:
   Average number of shares                           14,815         14,656

   Income before realized capital transactions         $ .48          $ .42
   Realized net gains (losses) on investments            .26           (.11)
                                                 ------------    -----------

                                   NET INCOME          $ .74          $ .31
                                                 ============    ===========

Dividends paid to shareholders                         $ .50          $ .10

Annualized return on average
   shareholders' equity:
   Operating income                                    10.1%           9.5%

   Net income                                          15.5%           7.1%

Consolidated combined ratio of insurance
   subsidiaries (GAAP basis)                           92.4%          91.9%

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NOTE:  ALL DATA PRESENTED HAS BEEN RESTATED TO REFLECT A FIVE-FOR-FOUR STOCK
       SPLIT ISSUED IN FEBRUARY, 2003.

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.